Exhibit 4.11

CONVERTIBLE LOAN AGREEMENT

This Convertible Loan Agreement (the “Agreement”) is made as of the 8th day of August, 2005

BY AND BETWEEN

(1)	Camtek Ltd. (“Camtek”), a public company (Company no. 51-1235434) organized under the laws of the State of Israel, whose shares are traded on Nasdaq (Camtek, collectively with its Subsidiaries (as defined below), the “Companies”), having its registered office at the Industrial Park of Ramat Gavriel, Migdal Ha’Emek 23150, Israel; and

(2)	FIMI Opportunity Fund, L.P., a limited partnership formed under the laws of the State of Delaware and FIMI Israel Opportunity Fund, Limited Partnership, a limited partnership formed under the laws of the State of Israel having its registered office at “Rubenstein House”, 37 Begin Road, Tel-Aviv, Israel (each, an “Investor” and, collectively, the “Investors”).

RECITALS

WHEREAS:

A	Camtek is a developer, manufacturer and marketer of intelligent optical inspection systems for Printed Circuit Boards, High Density Interconnect Substrate and Semiconductor Manufacturing and Packaging industries; and

B	Camtek wishes to borrow from the Investors an aggregate amount of US$5,000,000 and the Investors desire to loan to Camtek such amount, in return for the receipt of convertible debentures (the “Debentures”), all upon the terms and conditions set forth in this Agreement.

THEREFORE, in consideration of the foregoing, the parties, intending to be legally bound, agree as follows:

1.	LOAN AND ISSUANCE OF THE DEBENTURES

    (a)        Loan and Issuance of the Debentures. Upon the terms and subject to the conditions set forth in this Agreement and on the basis of the representations and warranties hereinafter set forth, at the Closing the Investors shall extend a loan in the aggregate amount of US$5,000,000 to Camtek (the “Loan”), in exchange for U.S. dollar denominated Debentures. The Debentures issued and delivered to each of the Investors pursuant to this Agreement shall have the terms set forth in Section 5 below. The Investors shall make the Loan in U.S. dollars.

    (b)        Definitions. In this Agreement where the context admits:

         “Audited Financial Statements” or “Financial Statements” means the audited consolidated and adjusted financial statements of Camtek for each of the two years ended on December 31, 2003 and 2004, including its balance sheet, statements of income, cash-flow and changes in shareholder equity for the periods ended thereon, prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied by a recognized firm or firms of independent certified public accountants, including all notes and reports thereto.

        “Benefits” means benefits of every description including, without limitation, salaries, directors’ and/or management fees, social benefits, bonuses, commissions, profit shares, automobile, reimbursement of expenses and benefits in kind.

        “Business Day” – any day of the week between Sunday and Thursday on which the majority of the Banks in Israel provide services to the public.

        “Debt” means all (i) obligations of a Person for borrowed money or which have been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any lien or other charge upon property or assets owned by such Person, even though such Person has not assumed such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) amounts due under any capitalized lease as reflected on the balance sheet of such Person, and (v) all Guaranties.

        “Guarantee” as defined in the Guarantee Law 5727-1967.

        “Material Agreements” agreements to which Camtek is a party, and which are material to Camtek’s business, including instruments, leases, licenses, arrangements, or undertakings of any nature, written or oral.

        “Person” means an individual or any type of entity whether incorporated or not.

        “Related Party” any Person who is, or who has at any time since December 31, 2001 been, a “Related Party”, as defined in the Israeli Companies Law, 1999.

        “Security Interest” means and includes any right, interest or equity of any Person (including any right to acquire, option, or right of preemption) or any mortgage, charge, pledge, lien, or assignment, or any other encumbrance or security interest over or in the relevant property.

        “Subsidiaries” shall mean the subsidiaries listed in Exhibit A attached hereto.

2.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF CAMTEK

        Camtek, being aware that the Investors have agreed to enter into this Agreement, among other things, in reliance upon the representations and warranties contained in this Section 2, hereby represents and warrants to the Investors as of the date hereof, as follows:

    (a)        Organization. Camtek is duly organized and validly existing under the laws of the State of Israel. Camtek has all requisite corporate power and authority to carry on its business as currently conducted and to own its properties. Each of the Subsidiaries of Camtek is an entity duly formed, validly existing and, where applicable, is in good standing, under the laws of its respective jurisdiction.

    (b)        Organizational Documents. Attached hereto as Exhibit 2(b) is a complete and correct copy of the Memorandum of Association and Articles of Association of Camtek, as amended to date, all of which are in full force and effect.

    (c)        Capitalization.

(i) The authorized share capital of Camtek immediately prior to the Closing shall be NIS 1,000,000, divided into 100,000,000 Ordinary Shares, par value NIS 0.01 each (the “Ordinary Shares”), of which 27,081,497 are issued and outstanding and 1,011,619 are held in treasury. The names of all beneficial holders of more than 5% of the issued and outstanding share capital of Camtek, that are known to Camtek, are as set forth in Exhibit 2(c) attached hereto. Except as set forth in such Exhibit 2(c), there are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, convertible securities, or any other agreements of any character directly or indirectly obligating Camtek to issue any additional shares or any securities convertible into, or exchangeable for, or evidencing the right to subscribe for, any shares.

(ii) The Debentures and the Ordinary Shares into which such Debentures are convertible, when issued, will be duly authorized, validly issued and fully paid, and each of the Investors will have good title to the Debentures (and to the Ordinary Shares, following the conversion of the Debentures issued to it), free and clear of all Security Interests (other than Security Interests created by the Investors, if any).

    (d)        Authority. Camtek has the necessary corporate power and authority to (i) enter into this Agreement and the Registration Rights Agreement (as defined below) dated as of the date hereof, which shall come into effect as of the Closing Date (the Registration Rights Agreement and, collectively with this Agreement, the “Agreements”); and (ii) perform its obligations under the Agreements and to consummate the transactions contemplated herein and therein. Without derogating from the above, Camtek confirms that it has obtained the approvals and consents required to be obtained by it prior to the execution of the Agreements and the performance by it of its obligations under such Agreements, which approvals and consents are listed in Exhibit 2(d)(2) attached hereto (the “Required Approvals”). The execution and delivery of the Agreements by Camtek and the consummation by Camtek of the transactions contemplated herein and therein shall have been, at the Closing Date, duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Camtek shall be necessary to authorize the Agreements or to consummate the transactions contemplated herein and therein. Upon their execution and delivery, the Agreements will be duly executed and delivered by Camtek and, contingent upon the due authorization, execution and delivery by the Investors, constitute the legal, valid and binding obligations of Camtek, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

    (e)        Financial Statements.

     (1)        Each of the Financial Statements, attached as Exhibit (2)(e)(1) hereto has been prepared in accordance with GAAP consistently applied. Each of the Financial Statements fairly reflects, in accordance with GAAP, the financial condition and results of operations of the Companies at the relevant dates and for the periods indicated therein.

(2) A complete list of Camtek’s Debts and loan facilities in excess of US$100,000 as of the date hereof, is set forth in Exhibit 2(e)(2).

(3) Since December 31, 2004 and except as specifically disclosed in Exhibit 2(e)(3):

(i) Camtek has not entered into any material transaction which was not in the ordinary course of its business;

(ii) there has been no material adverse change in Camtek’s operations results, assets, liabilities, debts, or financial condition, which would have been required to be reflected in Camtek’s financial statements dated as of the date hereof in accordance with GAAP;

(iii) Camtek has not declared or paid any cash dividend or made any distribution on its shares; and

(iv) there has been no sale, assignment, or transfer of any tangible or intangible material asset of Camtek.

    (f)        Consequences of the Loan and the Issuance of the Debentures.

The consummation of the transactions contemplated by the Agreements does not, on the part of Camtek, require the consent or agreement of any Person (other than the Required Approvals obtained prior to the date hereof) and will not constitute a breach by Camtek of any provision of any agreement to which it is party, will not cause Camtek to lose any interest in or the benefit of any asset, right, license, or privilege it presently owns or enjoys or, to Camtek’s knowledge, cause anyone who normally does business with Camtek not to continue to do so on the same basis as previously, will not result in any present or future indebtedness of Camtek becoming due prior to its stated maturity, and will not give rise to or cause to become exercisable any option or right of preemption.

    (g)        Compliance with SEC Filings. Camtek has filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (“SEC”) for the three years preceding the date hereof and, to the extent not available on the SEC’s EDGAR system, has heretofore delivered to counsel for the Investor, in the form filed with the SEC during such period, together with any amendments thereto all Annual Reports on Form 20-F (collectively, the “Camtek SEC Reports”). As of their respective filing or publication dates, the Camtek SEC Reports complied as to form in all material respects with the requirements of the United States Securities Exchange Act of 1934 (the “Exchange Act”) and the United States Securities Act of 1933, as amended (the “Securities Act”) applicable to Camtek. The Camtek SEC Reports did not at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (h)        Litigation. Except as set forth in Exhibit 2(h) attached hereto, there are no claims, actions or proceedings pending or, to Camtek’s knowledge, threatened against the Companies or any of their respective properties, officers or directors before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that individually or in the aggregate (i) would reasonably be likely, or if adversely decided may be expected to, have a Material Adverse Effect (as defined below), or (ii) challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated by the Agreements.

For purposes of this Agreement, a violation or other matter will be deemed to have a “Material Adverse Effect” on Camtek if such violation or other matter would have a material adverse effect on the Companies’ business, condition, assets, liabilities, operations or financial performance or prospects.

    (i)        Licenses and Permits. Except as set forth in Exhibit 2(i), Camtek does not lack any permits or licenses, or any authorizations or approvals, the lack of which would have a Material Adverse Effect and, to Camtek’s knowledge, is not in material violation of Applicable Law.

As used herein, the term “Applicable Law” means any provision of any law, ordinance, rule, regulation, decree, order, governmental grant, governmental permit, governmental license or other governmental authorization or approval applicable to Camtek.

    (j)        Properties and Assets. Except as provided in Exhibit 2(j), Camtek has good title to its tangible assets, including without limitation those reflected in the Financial Statements, free and clear of all Security Interests and with respect to the tangible assets that are leased, Camtek is in compliance with all material provisions of such leases.

    (k)        Taxation.

(i) The Financial Statements reflect, in accordance with GAAP, all material taxation for which Camtek was then liable or accountable in respect of or by reference to any income, sales, value added, profit, receipt, gain, transaction, agreement, distribution or event which was earned, accrued, received, or realized, entered into, paid or made on or before December 31, 2004, and Camtek has promptly paid or provided in its books of account for all taxation for which it has become liable or accountable in the period from the date of its incorporation to the Closing Date, except for such omissions which would not reasonably be likely to have a material adverse effect on Camtek’s business.

(ii) Camtek has at all times and within the requisite time limits promptly, fully and accurately observed, performed and complied with all material obligations or conditions imposed on it under any legislation relating to taxation, except for such non compliance that, both individually and in the aggregate, would not have a Material Adverse Effect.

(iii) Camtek is not aware of any circumstances which will or may, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant taxation authority in relation to its liability or accountability for taxation, any claim made by it, any relief, deduction, or allowance afforded to it, or in relation to the status or character of Camtek or any of its enterprises under or for the purpose of any provision of any legislation relating to taxation, except for such dispute or claim that, both individually and in the aggregate, are not likely to have a Material Adverse Effect.

    (l)        Agreements and Trading.

Other than as set forth on Exhibit 2(l), Camtek, and to Camtek’s knowledge, all third parties with whom it has transacted business under the Material Agreements have performed in all material respects all of their material obligations under the Material Agreements, except for such non performance that, both individually and in the aggregate would not have a Material Adverse Effect.

    (m)        Intellectual Property

(i) Subject to clause (ii) of this Sub-Section (m) below, the Companies own, free and clear of claims or rights known to it of any other Person, with full right to use, sell, license, sublicense, dispose of, and bring actions for infringement of, or has acquired or have licenses or other rights to use, all Intellectual Property used by them in the conduct of their business as presently conducted. To its knowledge, all works that are used or incorporated into the Companies’ products or services were developed by or for the Companies by their current or former employees, consultants or independent contractors or those of their predecessors in interest or purchased or licensed by the Companies or their predecessors in interest or otherwise the Companies are entitled to use.

(ii) To its knowledge and subject to that which is stated in Exhibit 2(m)(a), the business of the Companies as presently conducted and the production, marketing, licensing, use and servicing of any products or services of the Companies do not infringe or conflict with any patent, trademark, copyright, or trade secret rights of any third parties or any other Intellectual Property of any third parties. Except as set forth in Exhibit 2(m)(b), the Companies have not received written notice from any third party asserting that any Intellectual Property owned or licensed by the Companies, or which the Companies otherwise have the right to use, is invalid or unenforceable by the Companies and, to Camtek’s knowledge, there is no valid basis for any such claim (whether or not pending or threatened).

(iii) Except as set forth in Exhibit 2(m)(b), no claim is pending or, to Camtek’s knowledge, threatened against the Companies nor have the Companies received any written notice or other written claim from any Person asserting that any of the Companies’ present or contemplated activities infringe or may infringe in any material respect any Intellectual Property of such Person and Camtek is not aware of any infringement by any other Person of any material rights of the Companies under any Intellectual Property Rights.

(iv) All licenses or other agreements under which the Companies are granted Intellectual Property (excluding licenses to use software utilized in the Companies’ internal operations and which is generally commercially available) which are required for the Companies business are in full force and effect and, to Camtek’s knowledge, there is no material default by any party thereto. Camtek has no reason to believe that the licensors under such licenses and other agreements do not have and did not have all requisite power and authority to grant the rights to the Intellectual Property purported to be granted thereby.

(v) The Companies have in all material respects taken all steps required in accordance with commercially reasonable business practice to establish and preserve their ownership in their owned Intellectual Property and to keep confidential all material technical information developed by or belonging to the Companies which has not been patented or copyrighted. To Camtek’s knowledge and subject to that which is stated in Exhibit 2(m)(a), the Companies are not making any material unlawful use of any Intellectual Property of any other Person, including, without limitation, any former employer of any past or present employees of the Companies. To Camtek’s knowledge, neither the Companies nor any of their employees have any agreements or arrangements with former employers of such employees relating to any Intellectual Property of such employers, which materially interfere or conflict with the performance of such employee’s duties for the Companies or result in any former employers of such employees having any rights in, or claims on, the Companies’ Intellectual Property. Except as heretofore disclosed to the Investors in writing, each current and former employee of the Companies has executed agreements regarding confidentiality, proprietary information and assignment of inventions and copyrights to the Companies, each independent contractor or consultant of the Companies has executed agreements regarding confidentiality and proprietary information, and the Companies have not received written notice that any employee, consultant or independent contractor is in violation of any agreement or in breach of any agreement or arrangement relating to proprietary information or assignment of inventions.

For purposes of this Agreement, “Intellectual Property” means patents, patent rights, patent applications, trademarks, trade names, service marks, brand names, logos and other trade designations (including unregistered names and marks), trademark and service mark registrations and applications, copyrights and copyright registrations and applications, inventions, protected formulae, formulations, processes, methods, trade secrets, computer software, computer programs and source codes, and similar technical information, engineering know-how, assembly and test data drawings.

    (n)        Employees and Labor Relations.

(i) Camtek has delivered to the Investors full and complete copies of all employment agreements or management and consulting agreements currently in force for each of the three most highly paid individuals employed or hired by Camtek.

(ii) Camtek confirms that the form(s) of contracts under which substantially all the officers, employees and consultants of the Companies at the date hereof, who have access to confidential information of the Companies, are engaged, include customary provisions relating to non-disclosure and non-competition.

(iii) There is not now or has been threatened any material labor dispute, strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to the employees of the Companies, taken as a group.

    (o)        Related Party Transactions.

Except as set forth in Exhibit 2(o), no Related Party has any direct or indirect interest in any material asset used in or otherwise relating to the business of the Companies; (b) no Related Party is indebted to any of the Companies; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any Material Agreement, material transaction or material business dealing with or involving any of the Companies; (d) no Related Party is competing, directly or indirectly, with any of the Companies; and (e) no Related Party has any material claim or right against any of the Companies (other than rights to receive amounts not yet due with respect to compensation for services performed as an employee or director of the Board of Directors of any of the Companies).

    (p)        Indebtedness. Except as fully reflected and disclosed in the Financial Statements and in Exhibit 2(p) attached hereto, and except for customary warranties to purchasers of Camtek’s products and other obligations arising in Camtek’s ordinary course of business and consistent with past practices and with the budget approved by the Board of Directors, Camtek does not have any indebtedness, whether absolute, accrued, fixed, contingent or otherwise, which would have been required to be reflected in Camtek’s financial statements dated as of the date hereof in accordance with GAAP; Camtek is not a guarantor of any debt or obligation of another, and no Person has given any guarantee of or security for any obligation of Camtek.

    (q)        Insurance. Camtek has in full force and effect policies of insurance, as set forth in Exhibit 2(q) attached hereto, which, to the Company’s belief are reasonable to cover Camtek’s risks that are intended to be covered thereunder.

    (r)        Finders’ Fee. Except as set forth in Exhibit 2(r) attached hereto, no Person or firm has, or will have, as a result of any act or omission by Camtek, or anyone acting on behalf of Camtek, any right, interest or valid claim against Camtek for any commission, fee or other compensation as a finder or broker or in any similar capacity in connection with the transactions contemplated by this Agreement.

    (s)        All Material Information. The representations made to the Investors under this Section 2 to the Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

2A.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE INVESTORS

        Each of the Investors being aware that Camtek has agreed to enter into the Agreements in reliance on the representations and warranties contained in this Section 2A, hereby represents and warrants to, and agrees with Camtek as of the date hereof and the Closing Date, as follows:

    (a)        Due Organization. Each Investor is a limited partnership duly formed and validly existing under the laws of its jurisdiction.

    (b)        Validity of Transaction. Each Investor has all requisite power and authority to execute, deliver and perform the Agreements (including all exhibits thereto, if applicable) and to consummate the transactions contemplated thereunder. All necessary proceedings under each Investor’s governing documents have been duly taken to authorize the execution, delivery, and performance of the Agreements. The Agreements constitute legal, valid, and binding obligations of each Investor enforceable against it in accordance with their terms. The execution and delivery of the Agreements by the Investors and the consummation by the Investors of the transactions contemplated therein have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Investors shall be necessary to authorize the Agreements or to consummate the transactions contemplated in the Agreements. The Agreements have been duly executed and delivered by the Investor and, assuming the due authorization, execution and delivery by Camtek, constitute the legal, valid and binding obligations of the Investors, enforceable in accordance with their terms.

    (c)        Finders’ Fee. Except as set forth in Exhibit 2A(c) attached hereto, no Person acting on behalf or under the authority of the Investors is or will be entitled to any broker’s or finder’s (or similar capacity) commission, fee or other compensation in connection with the transactions contemplated by this Agreement.

    (d)        Purchase Entirely for Own Account. The Debentures and the Camtek shares issuable upon the exercise thereof (collectively, the “Securities”) are, or will be, acquired for investment purposes only, for each Investor’s own account, not as a nominee or agent, and the Investor has no present intention of selling or otherwise distributing the same. The Investors further represent that they have not entered into any contract, undertaking, agreement or arrangement with any other person providing for the sale or transfer of any of the Securities.

    (e)        Restricted Securities. Each Investor understands that the Securities have not been, and will not upon issuance be, registered under the U. S. Securities Act of 1933, as amended (the “Securities Act”), and such Investor will not sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the Securities unless (i) pursuant to an effective registration statement under the Securities Act, (ii) such Investor provides Camtek with an opinion of counsel, in a form reasonably acceptable to Camtek, to the effect that a sale, assignment or transfer of the Securities may be made without registration under the Securities Act and the transferee agrees to be bound by the terms and conditions of this Agreement, or (iii) such Investor provides Camtek with reasonable assurances (in the form of seller and broker representation letters) that the Securities can be sold pursuant to (A) Rule 144 promulgated under the Securities Act, as such rule may be amended from time to time (“Rule 144”) or (B) Rule 144(k) promulgated under the Securities Act, in each case following the applicable holding period set forth therein.

    (f)        Legends.

    (i)        Such Investor agrees that the certificates representing the Camtek shares shall bear a legend in substantially the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR WITH ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SECURITIES EFFECTIVE UNDER THE SECURITIES ACT OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

        In addition, such Investor agrees that Camtek may place stop transfer orders with its transfer agent with respect to such certificates in order to implement the restrictions on transfer set forth in this Agreement. The appropriate portion of the legend and the stop transfer orders will be removed promptly upon delivery to Camtek of such satisfactory evidence as reasonably may be required by Camtek that such legend or stop orders are not required to ensure compliance with the Securities Act.

    (ii)        Such Investor agrees that the Debentures shall bear the following legend:

“THIS DEBENTURE AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR WITH ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SECURITIES IS EFFECTIVE UNDER THE SECURITIES ACT OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

    (e)        Status. At the time such Investor was offered the Securities, it was, and at the date hereof it is, and on each date on which it converts any Debentures it will be, an “accredited investor” as defined in Rule 501of Regulation D promulgated under the Securities Act. Such Investor has not been formed solely for the purpose of acquiring the Securities. Such Investor is not a registered broker-dealer under Section 15 of the US Exchange Act.

    (f)        Investment Experience. The Investors are sophisticated investors, are able to fend for themselves, can bear the economic risk of their investment, and have such knowledge and experience in financial and business matters required in order to evaluate the merits and risks of investments of this type and reach an informed business and financial decision regarding the transactions contemplated herein. Such Investor understands and is aware that its election to convert the Debentures into Camtek shares, if made, involves substantial business risk, chould be regarded as highly speculative and may cause it substantial or total loss of its investment.

    (g)        The Investors are under the common management of FIMI 2001 Ltd. (“FIMI 2001”). FIMI 2001 has the full and exclusive power to take any and all actions on behalf of the Investors (and, to the extent applicable, their Permitted Transferees) and exercise all rights of such entities with respect to their interests in Camtek.

    (h)        Available Information. Such Investor has had an opportunity to ask questions and receive documents, information and answers from Camtek regarding Camtek, its business and the terms and condition of the transactions contemplated hereunder.

    (i)        Nothing set forth in this Section 2A shall be deemed to detract from or otherwise prejudice the Investors’ reliance on Camtek’s representations and warranties set forth in Section 2 above.

2B.	EFFECTIVENESS; SURVIVAL; INDEMNIFICATION AND SOLE REMEDY.

    (a)        Each representation and warranty herein is deemed to be made on the Closing Date and shall survive and remain in full force and effect after the Closing Date.

    (b)        In the event of any breach or misrepresentation of any covenant, warranty or representation made or undertaken by the Company under this Agreement, the sole remedy and right of the Investors under any law, whether in contract, tort, restitution or otherwise shall be limited, except in the case of fraud, to the right of the Investors to declare the Debenture due and payable under Section 6 to this Agreement in accordance with the terms of such section and the Company shall have no other or further liability.

3.	CLOSING

    (a)        Actions at the Closing. The delivery of the Debentures (the “Closing”) shall take place at the offices of Naschitz, Brandes & Co., 5 Tuval St. Tel-Aviv 67897, within 12 business days following the date hereof or at such date as Camtek and the Investors shall agree (the “Closing Date”). At the Closing, Camtek shall deliver to the Investors validly executed Debentures, registered in the name of the respective Investor and having the terms set forth in this Agreement, against the making of the respective portion of the total amount of the Loan to Camtek, in an amount set forth opposite the name of each such Investor in Exhibit 3(a) attached hereto by a wire transfer to Camtek’s account no. 197700/75, at Bank Leumi branch no.876 (Haifa – Main).

    (b)        At the Closing, Camtek shall also deliver to the Investors the following documents:

     (1)        A copy of resolutions of Camtek’s Board of Directors approving the execution of the Agreements and the transactions contemplated herein and therein, including, but not limited to, the issuance of the Debentures to the Investors (and the reservation of Ordinary Shares into which the Debentures are convertible);

(2) The duly executed Debentures;

(3) The Registration Rights Agreement (the “Registration Rights Agreement”), in the form attached hereto as Exhibit 3(b)(3), executed by Camtek; and

(4) A certificate duly executed by Camtek dated as of the Closing Date (the “Compliance Certificate”) in the form attached hereto as Exhibit 3(b)(4); and

(5) An opinion of counsel to Camtek, substantially in the form of Exhibit 3(b)(5) to this Agreement.

    (c)        In addition each of the Investors shall sign and deliver to Camtek the standard undertaking required by the Office of the Chief Scientist (the “OCS Undertaking”), currently in the form attached hereto as Exhibit 3(c).

        All such transactions and actions listed in this Section 3 above to take place at the Closing, shall be deemed to take place simultaneously and no transaction or action shall be deemed to have been completed or taken and no document or instrument shall be deemed delivered, until all such transactions and actions have been completed and taken and all required documents and instruments delivered.

    (d)        The Investors’ Conditions to the Closing. The obligation of the Investors to close the transactions contemplated herein shall be subject to the delivery of the executed Debentures, the executed Registration Rights Agreement and all other agreements and documents to be delivered to the Investors on or prior to the Closing.

Furthermore, the Investors shall not be obligated to consummate the investment contemplated herein if an event or a series of events occur on or prior to the Closing Date, which constitutes an Event of Default (as such term is defined herein)

    (e)        Camtek’s Condition to the Closing. The obligation of Camtek to close the transactions contemplated herein shall be subject to the receipt by Camtek of the total aggregate amount of the Loan from the Investors.

    (f)        If any of the conditions set forth in this Section 3 is neither satisfied nor waived by the Closing Date, each party for whose benefit such condition must be satisfied may terminate this Agreement by notice to the other party, in which event it shall not have any further liability to the other parties under this Agreement and any other agreement or undertaking made or delivered hereunder and this Agreement and such other agreements and undertakings shall be deemed null and void for any and all purposes.

4.	CERTAIN COVENANTS OF CAMTEK FOLLOWING THE CLOSING

    (a)        Financial Covenants. Camtek agrees that as of the date hereof and for so long as the Debentures have not been redeemed, repurchased, repaid or converted in full: (A) the shareholders’ equity of Camtek (as reflected in Camtek’s quarterly consolidated financial statements, which shall be prepared in accordance with GAAP) (i) shall not be below US$45 million; provided, however, that (x) as a result of dividend distributions only, the shareholders’ equity may decrease below US$45 million but in no event shall it be below US$40 million, and (y) such shareholders’ equity may decrease by not more than 10% (i.e., to US$ 40.5 million, subject to the dividend distribution adjustments described in sub-section (x) above in which event it may decrease to up to US$36 million) provided that such deviation is cured within three consecutive financial quarters immediately following the financial quarter in which such decrease had occurred, and (ii) represent less than 55% of the total assets of Camtek as reflected in its balance sheet for the relevant period, provided that such total assets shall not include assets acquired after the date hereof and reflected in the balance sheets as a result of transactions that were approved in advance by the Investors; and (B) the net Loss (as reflected in Camtek’s financial statements, which shall be prepared in accordance with GAAP) shall not exceed an aggregate of US$10 million in (a) any single financial quarter; or (b) any year.

    (b)        Transactions with Affiliates. For so long as the Debentures have not been redeemed, repurchased, repaid or converted in full, Camtek agrees that except for the arrangements specified in this Agreement, Camtek will not enter into, or be a party to, any transaction, arrangement or agreement with any Affiliate (as defined below) other than the transactions currently in place, which are listed in Exhibit 4(b) attached hereto without the Investors’ prior written consent, which consent shall be withheld only for reasonable reasons. For the avoidance of doubt, a material amendment of the terms of the transactions listed in said Exhibit 4(b) shall also require the Investors’ prior written consent. For purposes of this Agreement, the term “Affiliate” shall mean, any individual or any type of entity whether incorporated or not which, directly or indirectly through one or more intermediaries, controls or is under common control with Camtek. The term “control” shall have the meaning ascribed to such term in the Israeli Securities Law-1968.

    (c)        For so long as the Debentures have not been redeemed, repurchased, repaid or converted in full, unless Camtek receives the Investors’ prior written consent, the aggregate amount of loans granted or made available to Camtek and its subsidiaries (excluding the Loan granted by the Investors pursuant to this Agreement, other than existing loans and an aggregate amount of 5 million dollars out of bank’s credit lines approved and/or made available to Camtek as of the date hereof) shall not exceed US$15 million; provided, however, that such consent shall not be required with respect to loans which would not have caused Camtek not to meet the threshold described in Section 4(a)(A)(ii) above had financial statements been prepared in accordance with GAAP on the date following the receipt of such loan.

5.	THE DEBENTURES

Description of the Debentures. Camtek will authorize the issue and delivery of the Debentures in the aggregate principal amount of US$5,000,000.

        The term of the Debentures shall commence upon the Closing and shall terminate at the end of the fifth anniversary of the Closing. The Debentures shall be convertible, in whole or in part, into such number of issued and outstanding Ordinary Shares of Camtek as determined by dividing (x) the principal amount of the Debentures outstanding and to be converted at such time by (y) the Conversion Price (as defined below). Subject to the Default provisions set forth below, (i) the principal shall be repaid in three equal annual payments commencing at the end of the third anniversary of the Closing; provided, however, that prior to each payment date, the Investors, at their sole discretion, may elect, by giving an irrevocable written notice to Camtek, at least seven (7) Business Days prior to a payment date, to have any portion of the principal be deferred and repaid on the fifth anniversary of the Closing; (ii) the Debentures shall bear dollar denominated interest, payable quarterly, at a floating annual rate equal to the then applicable 3 months’ LIBOR plus 2.1%, in each case with such interest payment being supplemented by applicable value added tax; provided, however, that any interest accrued and unpaid on the date on which the conversion of the Debentures is effected shall become immediately payable on such date of conversion; and (iii) be otherwise substantially in the form attached hereto as Exhibit 5(a). For the avoidance of doubt, the Debentures may not be prepaid without the Investors prior consent. Interest on each of the Debentures shall be computed on the basis of a 360 day year. For the purposes of this Section 5, any payment due to be made on a day which is not a Business Day shall be deferred to the next Business Day.

6.	EVENTS OF DEFAULT AND REMEDIES THEREFOR

    (a)        Events of Default. Any one or more of the following shall constitute an “Event of Default” as the term is used herein:

(1) a default in the payment of interest on the Loan when due and such default shall continue for more than three Business Days;

(2) a default in the payment of the principal at the expressed or any accelerated due date and such default shall continue for more than three Business Days;

     (3)        a default in the payment when due of the principal of or interest on any Debt of Camtek to a bank or another financial institution or pursuant to which the creditor has a registered Security Interest over assets, having an unpaid principal amount in excess of US$ 300,000 (three hundred thousand USD) (whether by lapse of time, by declaration, by call for redemption or otherwise), and such default or event shall continue beyond the period of grace, if any, allowed with respect thereto; provided, however, that the provisions of this Section 6(a)(3) shall not apply to legitimate disputes in the ordinary course of the business of Camtek;

(4) a default in the observance or performance of the covenants set forth in Section 4 of this Agreement;

    (5)        any representation or warranty made by Camtek under Section 2 hereto, is found to be untrue in any material respect as of the Closing Date and has a Material Adverse Effect on the date on which the Investors notify Camtek of the occurrence of an Event of Default, provided that the Investors shall have provided Camtek of such notification no later than within 30 days after they have learned of such untrue representation or warranty;

    (6)        Camtek is generally not paying its debts (other than legitimate disputes in the ordinary course of business) as they become due or makes an assignment for the benefit of creditors, or Camtek causes or suffers an order for relief being entered with respect to it under applicable bankruptcy law or applies for or consents to the appointment of a custodian, trustee or receiver for or over all the assets of Camtek or a substantial part thereof;

(7) a custodian, liquidator, trustee or receiver is appointed for or over all of the assets of Camtek or substantially all of its assets and is not discharged within 90 days after such appointment; or

     (8)        bankruptcy, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted with respect to Camtek by or against Camtek and, if instituted against Camtek, are consented to or are not dismissed within 90 days after such institution.

    (b)        Notice to the Investors. When any Event of Default described in Section 6(a) has occurred and becomes known to Camtek, Camtek shall give a written notice to the Investors within three Business Days of the day such event became known to Camtek.

    (c)        Acceleration of Maturities. When any Event of Default described in paragraphs (1) through (5), inclusive, of Section 6(a) has happened and is continuing and has not been cured within five (5) business days after receiving a written notice to such effect from the Investors (the “Cure Period”), the Investors may, by notice in writing sent to Camtek, declare the Debenture due and payable, provided, however that with respect to the Event of Default described in paragraph (5) the Investors may so declare the Debenture due and payable only 10 days after the delivery of a notice pursuant to said paragraph (5) above.

When any Event of Default described in paragraphs (6), (7), or (8) of Section 6(a) has occurred, then the Debentures shall immediately become due and payable without presentment, demand or notice of any kind, all of which are hereby expressly waived. Upon the Debentures becoming due and payable as a result of any Event of Default as aforesaid, Camtek will forthwith pay to the Investors all principal of and interest accrued on the Debentures, together with applicable value added tax. Such amounts shall be supplemented by additional interest accrued thereon at an annual rate of 5% from the date when the Event of Default has occurred and until the payment date. Neither any course of dealing on the part of the Investors nor any delay or failure on the part of the Investors to exercise any right shall operate as a waiver of such right or otherwise prejudice the Investors’ rights, powers and remedies. Camtek further agrees, to the extent permitted by law, to pay the Investors all reasonable expenses incurred by them in implementation of their rights, powers and remedies under this Section 6(c).

7.	CONVERSION

     (a)        Right to Convert. Each Debenture shall be convertible, in whole or in part, at the option of the Investors, at any Business Day after the Closing Date, into such number of issued and outstanding Ordinary Shares of Camtek (the “Underlying Shares”) as determined by dividing (i) the principal amount of such Debenture outstanding and to be converted at such time by (ii) the Conversion Price. The initial Conversion Price per share shall be US$5.5 (the “Initial Conversion Price”); provided, however, that the Initial Conversion Price shall be subject to the adjustments more fully set forth herein (the Initial Conversion Price, as adjusted, shall be referred to as the “Conversion Price”).

     (b)        Mechanism of Conversion. Before an Investor shall be entitled to convert any part of its Debenture into Underlying Shares it shall give an irrevocable written notice to Camtek at its registered office, of the election to convert the same, together with the presentment of the Debenture. Camtek shall, as soon as practicable thereafter but in any event by no later than ten (10) Business Days commencing on the date it received the notice of conversion and the Debenture pursuant to the provisions herein, issue and deliver to such Investor, in exchange for the Debenture in the Investor’s possession (i) a certificate or certificates for the number of Underlying Shares to which the Investor shall be entitled as aforesaid, and (ii) a new Debenture for the balance of the unconverted principal amount of the Loan. Subject to applicable laws, such conversion shall be deemed to have been made, in the relations between the converting Investor and Camtek, one Business Day following the date on which the Debenture was to be converted, and the Investor shall be treated for all purposes as the record holder of such shares as of such date.

(c) Conversion Price Changes.

(1) Camtek shall take all necessary actions to change the Conversion Price of the Debentures from time to time as follows:

     (i)        In the event that the average closing price (the “First Average Closing Price”) of the shares of Camtek, as reported on Nasdaq for the sixty (60) consecutive trading days immediately preceding the first anniversary of the Closing (the “First Period”) is lower than the Conversion Price in effect on such date, the Conversion Price in effect on such date shall be reduced to equal the higher of the First Average Closing Price, and US$2.00.

    (ii)        In the event that the average closing price (the “Second Average Closing Price”) of the shares of Camtek, as reported on Nasdaq for the sixty (60) consecutive trading days immediately preceding the second anniversary of the Closing (the “Second Period”) is lower than the Conversion Price in effect on such date, the Conversion Price in effect on such date shall be reduced to equal the higher of the higher of the Second Average Closing Price and US$2.00.

    (iii)        Notwithstanding anything to the contrary herein, in the event that Camtek is (a) acquired in its entirety or (b) is consolidated or merges with or into any third party in a transaction pursuant to which the shareholders of Camtek immediately prior to such transaction do not hold at least 51% of the shares of the surviving entity immediately following such transaction (each, an “Exit Transaction”), then if such Exit Transaction is consummated prior to the third anniversary of the Closing, at an effective price per Camtek share, which, when multiplied by 70% (the “ExitDiscounted PPS”), is lower than the Conversion Price in effect on such date, then the Conversion Price shall automatically be adjusted to equal the Exit Discounted PPS; provided, however, that if such Exit Discounted PPS is lower than $2.00, Camtek may issue shares upon conversion of the Debentures on the basis of a conversion price of $2.00 and pay the Investors, upon such conversion, an additional amount equal to the difference between (i) the value of the shares that would have been issued had the conversion price been equal to the Exit Discounted PPS and (ii) the value of the shares that were issued on the basis of the $2.00 conversion price. If such Exit Transaction is consummated following the third anniversary of the Closing, the same mechanism would apply; provided, however, that the “70%” number set forth above would be replaced by “65%"

    (iv)        If Camtek shall subdivide or combine its Ordinary Shares, the Conversion Price in effect on such date shall be proportionately reduced, in case of subdivision of shares, as at the effective date of such subdivision, or if Camtek shall fix a record date for the purpose of so subdividing, as at such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of shares, as at the effective date of such combination, or, if Camtek shall fix a record date for the purpose of so combining, as at such record date, whichever is earlier.

     (v)        If Camtek at any time shall pay a dividend payable in additional Ordinary Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Ordinary Shares (hereinafter referred to as the “Ordinary Share Equivalent”), then the Conversion Price shall be adjusted, as at the date Camtek shall fix as the record date for the purpose of receiving such dividend (or if no such record date is fixed, as at the date of such payment), to that price determined by multiplying the Conversion Price by a fraction,(a) the numerator of which shall be the total number of Ordinary Shares outstanding immediately prior to such dividend (plus, in the event that Camtek paid cash for fractional shares, the number of additional shares which would have been outstanding had Camtek issued fractional shares in connection with such dividend), and (b) the denominator of which shall be the total number of Ordinary Shares outstanding including those issuable with respect to such Ordinary Share Equivalents.

(2) If at any time prior to the conversion or repayment of the Debentures Camtek shall distribute a dividend in liquidation or partial liquidation or by way of return of capital, or a dividend payable out of earnings or surplus legally available for dividends, the Conversion Price shall be reduced by an amount equal to the per-share distribution on the record date fixed for the purpose of such distribution.

(3) Notwithstanding the foregoing, in the event that the Investors shall receive an aggregate cash consideration in connection with any sale or other disposition of all of the Underlying Shares, in one transaction or disposition or a series or number of transactions or dispositions (whether related or not), and such aggregate consideration (i) exceeds two times the aggregate Conversion Price paid by the Investors to Camtek for such Underlying Shares, and (ii) reflects an IRR on the Loan of at least 33%, then the Investors shall, jointly and severally, pay Camtek, within 7 days after the last sale or disposition of Underlying Shares, an aggregate of 50 cents for each US$1.00 dollar received by them in excess of the higher of (i) and (ii) above.

        Notwithstanding the foregoing, publicly traded securities received by the Investors as consideration for the sale or other disposition of Underlying Shares shall be deemed “cash consideration” as of the date on which all of such tradable securities may be freely sold by the Investors without any restrictions and where the volume of trade during the trading week starting on such date exceeds ten times the number of shares held by the Investors.

     (d)        No Impairment

        Camtek shall act in good faith in the performance of this Agreement and as such will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, intentionally avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Camtek.

    (e)        No Fractional Shares and Certificate as to Changes

     (1)        No fractional shares shall be issued upon conversion of any Debenture, and the number of Underlying Shares to be issued shall be rounded down to the nearest whole share (with cash being paid by Camtek for any unissued fractional shares).

     (2)        Upon the occurrence of an event requiring an adjustment or change of the Conversion Price, Camtek shall, at its expense, furnish to the Investors, by no later than seven (7) Business Days following the occurance of such an event, a certificate setting forth each adjustment or change and showing in detail the facts upon which such adjustment or change is based.

     (f)        Notices of Record Date

        In the event of any taking by Camtek of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (including a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, Camtek shall mail to the Investors a notice, which shall be sent simultaneously with the notice sent to other shareholders of Camtek, specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

    (g)        Reservation of Shares Issuable Upon Conversion

        Camtek shall at all times as long as all or any portion of the Debentures remains outstanding, reserve and keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the Debentures such number of its Ordinary Shares as shall from time to time be sufficient to effect the full conversion of the Debentures; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect such conversion, in addition to such other remedies as shall be available to the Investors by law, Camtek will take such corporate action as may be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

8.	RESTRICTIONS ON SALES. Each Investor represents, warrants and undertakes that such Investor nor any Affiliate of such Investor which (x) has or shares discretion relating to such Investor’s investments or trading or information concerning such Investor’s investments, including in respect of the Securities, or (y) is subject to such Investor’s review or input concerning such Affiliate’s investments or trading, will, directly or indirectly, during the ninety (90) consecutive trading day period immediately preceding the commencement of each of the First Period and the Second Period and throughout such periods engage in (i) any “short sales” (as such term is defined in Rule 3b-3 promulgated under the US Exchange Act) of the Camtek shares, including, without limitation, the maintaining of any short position with respect to, establishing or maintaining a “put equivalent position” (within the meaning of Rule 16a-1(h) under the US Exchange Act) with respect to, entering into any swap, derivative transaction or other arrangement (whether any such transaction is to be settled by delivery of Camtek shares, other securities, cash or other consideration) that transfers to another, in whole or in part, any economic consequences or ownership, or otherwise dispose of, any of the Securities by the Investor or (ii) any hedging transaction which establishes a net short position with respect to the Securities (clauses (i) and (ii) together, a “Short Sale”); except for Short Sales by the Investor or an Affiliate of such Investor to the extent that such Investor or Affiliate of such Investor is acting in the capacity of a broker-dealer executing unsolicited third-party transactions.

9.	MISCELLANEOUS

    (a)        Exhibits. The Exhibits attached to this Agreement constitute a part of this Agreement. They are incorporated herein by reference and shall have the same force and effect as if set forth in full in the main body of this Agreement.

    (b)        Governing Law; Forum for Dispute Resolution. This Agreement shall be governed by the laws of Israel. Any dispute arising under or with respect to this Agreement shall be resolved exclusively in the appropriate court in Tel Aviv, Israel.

    (c)        Notices.

        All notices required or permitted hereunder to be given to a party pursuant to this Agreement shall be in writing and shall be deemed to have been duly given to the addressee thereof (i) if hand delivered, on the day of delivery, (ii) if given by facsimile transmission, on the business day on which such transmission is sent and confirmed, (iii) if given by air courier, five business days following the date it was sent or (iv) if mailed by registered mail, return receipt requested, two business days following the date it was mailed, to such party’s address as set forth below or at such other address as such party shall have furnished to each other party in writing in accordance with this provision:

if to Camtek:	Camtek Ltd.
the Industrial Park of Ramat Gavria
Migdal Ha'Emek
PO.Box 544
23150, Israel

if to the Investors:	The Investors
c/o FIMI 2001 Ltd.
"Rubinstein House"
37 Menachem Begin Road
Tel Aviv, Israel
Fax: 03-5652245

        Each party may from time to time change the address or fax number to which notices to it are to be delivered or mailed hereunder by notice delivered or sent to the other party in accordance herewith; provided, however, that any notice of change of address shall be deemed effective only upon its receipt.

    (d)        Expenses. At the Closing, Camtek shall pay the fees and expenses of the Investors in connection with the negotiation and consummation of this transaction, up to an aggregate amount of US$ 45,000 plus applicable value added tax.

    (e)        Entire Agreement. This Agreement constitutes the entire agreement among the parties regarding the transactions contemplated herein and therein, and may not be amended except in writing, signed by Camtek and FIMI Opportunity Fund, L.P. and FIMI Israel Opportunity Fund on behalf of all Investors.

    (f)        Headings. The headings contained in this Agreement are solely for convenience of reference and shall not affect the interpretation of this Agreement.

    (g)        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    (h)        Successors and Assigns; Assignment. Except to the extent set forth herein, neither Camtek nor any Investor may sell, assign, transfer, or otherwise convey any of its rights or delegate any of its duties under this Agreement, except that either party may assign this agreement in whole as part of a merger acquisition provided in each case that the assignee shall undertake in writing towards the other parties hereto to assume and abide by all the terms hereunder, mutatis mutandis.

Notwithstanding any provision of this Agreement to the contrary, the Investors may assign or otherwise transfer their rights under this Agreement only together with the relative portion of the Debentures corresponding to the assigned and transferred rights: (i) to a Permitted Transferee, as defined below, provided that such assignment or transfer made to entities and/or persons included in clauses (i) to (iii) of such definition, shall be permitted only if made in the framework of a distribution of assets to partners and shareholders of the transferor; or (ii) to such entity or person approved by Camtek in writing and in advance (which approval shall not be unreasonably withheld). Notwithstanding the foregoing, such approval shall not be required with respect to transferees which are Israeli insurance companies, Israeli provident funds and/or Israeli study funds (“kranot hishtalmut”); all provided, that each such transfer shall comply with all applicable securities laws and the transferees shall agree in writing towards Camtek to be bound by any restrictions applicable to the Investors under this Agreement and otherwise and to the extent required shall also sign the OCS Undertaking, and further provided that no assignment or transfer pursuant to clause (ii) above will be made without Camtek’s prior written approval (which may be granted or denied for reason or for no reason at Camtek’s sole discretion) if it results in decreasing the aggregate portion of FIMI Opportunity Fund, L.P. and FIMI Israel Opportunity Fund in the Debentures to less than 51%.

It is being clarified that the right and authorization of FIMI Opportunity Fund, L.P. and FIMI Israel Opportunity Fund to take or exercise any action on behalf of the Investors or any right granted to the Investors hereunder (including the right to agree to an amendment to this Agreement or declare that an Event of Default had occurred, on behalf and in the name of all the Investors), as provided in Section 9(i) below, shall survive any assignment and transfer of rights and may not be assigned itself, and FIMI Opportunity Fund, L.P. and FIMI Israel Opportunity Fund shall, notwithstanding any assignment and transfer, continue to be deemed for all intents and purposes as the duly authorized representatives of all the Investors.

Except as otherwise expressly limited herein, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Investors and Camtek and their successors.

For the purpose of this Section 9(h), a “Permitted Transferee” shall mean with respect to each Investor (i) its partners, (ii) the shareholders of such partners, (iii) any entity controlled by, controlling, or under common control with, either such Transferor or FIMI 2001 Ltd., or (iv) any other Investor.

    (i)        Exercise of rights. Any action on behalf of the Investors (including without limitation the grant of any approvals) or the exercise of any right granted to the Investors (other than the right to transfer the Debenture and Underlying Shares, the right to defer payment under Section 5 and the right to convert the Debenture under Section 7, all subject to the terms and conditions contained herein) shall be taken or exercised (as applicable) only by FIMI Opportunity Fund, L.P., and FIMI Israel Opportunity Fund and said two entities shall, for all intents and purposes be the duly authorized representatives of all the Investors, and any and all notices required or permitted hereunder to be given to an Investor pursuant to this Agreement shall be deemed to have been duly given to each Investor if sent to FIMI Opportunity Fund, L.P. and FIMI Israel Opportunity Fund.

    (j)        Delays or Omissions; Waiver. No delay or omission to exercise any right, power, or remedy accruing to either Camtek or the Investors upon any breach or default by the other party under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

    (k)        Further Actions. At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

    (l)        Manner of Payment. All payments that are paid to the Investors pursuant to this Agreement shall be paid in U.S. Dollars to the Investors to their respective bank accounts set forth in Exhibit 8(l) attached hereto or such other bank account(s) as shall be designated by or on behalf of the Investors from time to time in a written notice sent to Camtek by the Investors. Camtek shall make such payments to such bank account by initiating such payments on a banking day, before 11.00 a.m., Israel time, by bank wire transfer in immediately available funds, marked for attention as indicated.

[The Remainder of this Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Camtek Ltd.
By: _______________________
Name: _______________________
Title: _______________________

FIMI Opportunity Fund, L.P.	FIMI Israel Opportunity Fund, Limited Partnership
By: FIMI 2001 Ltd.	By: FIMI 2001 Ltd.
By: ____________________	By: _______________________
Name: ________________	Name: _______________________
Title:__________________	Title: ________________________

Exhibit 3(b)(4)

Date: August 24th, 2005
To: the Investors

Pursuant to Section 3(b)(4) of the Convertible Loan Agreement dated August 8, 2005 among Camtek Ltd. (the “Company”) and the Investors (the “Agreement”), we hereby certify that as of the date hereof (and except only as set forth in the amended disclosure schedule, attached hereto as Exhibit A:

Subject to Section 3(a) of the Agreement, Camtek has obtained all Required Approvals to be obtained by it in connection with the transactions contemplated by the Agreement and all such consents are in full force and effect.

All capitalized terms shall have the respective meanings attributed to them in Agreement.

Very truly yours,
____________________________